Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

YS BIOPHARMA CO., LTD.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Equity	Ordinary shares, par value US$0.00002 per share, issuable under the 2024 Share Incentive Plan	Other(3)	15,224,462	(4)	US$	0.97495	(3)	US$	14,843,089.18	0.00014760	US$	2,190.84
Total Offering Amounts									US$	14,843,089.18		US$	2,190.84
Total Fee Offsets													—
Net Fee Due												US$	2,190.84

(1)	The ordinary shares, par value US$0.00002 per share (“Shares”) of YS Biopharma Co., Ltd. (the “Registrant”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Shares that become issuable under the 2024 Share Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and is based upon the price of US$0.97495 per Share, which was the average of the high and low prices of the Shares as reported on the Nasdaq Capital Market on May 14, 2024.

(4)	Represents 15,224,462 Shares reserved for future award grants under the 2024 Share Incentive Plan.